Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

EF Hutton Acquisition Corporation I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units, each consisting of one share of common stock, $0.0001 par value, and one-half of one redeemable warrant(2)	Rule 457(o)	11,500,000	$10.00	$115,000,000	0.0000927	$10,660.50
	Equity	Shares of common stock included as part of the units(3)	Rule 457(g)	11,500,000	—	—	—	—	(4)
	Equity	Redeemable warrants included as part of the units(3)	Rule 457(g)	5,750,000	—	—	—	—	(4)

	Total Offering Amounts					$115,000,000

	Total Fees Previously Paid

	Total Fee Offset

	Net Fee Due							$10,660.50

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 1,500,000 units that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Such units include 1,500,000 ordinary shares and 750,000 redeemable warrants.

(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.